Exhibit 10.7

2006 Stock Plan
for Non-Employee Directors
of Honeywell International Inc.

option Agreement

          OPTION AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] between Honeywell International Inc. (the “Company”) and [DIRECTOR NAME] (the “Director”).

1.

Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement. This Option is a nonqualified Option for federal income tax purposes.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be [DOLLAR AMOUNT] per Share.

3.

Vesting. Subject to the earlier vesting of the Option as provided below upon your retirement from the Company’s Board of Directors at or after age 72, death or Disability or a Change in Control, the Option will become exercisable in cumulative installments as follows:[VESTING PROVISIONS.CURRENT VESTING IS 40% ON APRIL 1 OF FIRST YEAR FOLLOWING GRANT DATE, ADDITIONAL 30% ON APRIL 1 OF SECOND YEAR FOLLOWING GRANT DATE, ADDITIONAL 30% ON APRIL 1 OF THIRD YEAR FOLLOWING GRANT DATE].

4.

Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on [DATE], subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE’s next business day.

5.

Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.

Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by providing notice to the Company by contacting the Director -Executive Compensation, or the Corporate Secretary. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.	Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise

Death	Immediate vesting as of death.	Expires original expiration date.

Disability	Immediate vesting as of incurrence of Disability.	Expires original expiration date.

Retirement at or after age 72	Immediate vesting as of retirement.	Expires original expiration date.

Voluntary termination other than for death, Disability or retirement at or after age 72	Unvested Option forfeited as of termination.

Expires earlier of (i) original expiration date, or (ii) 3 months after termination. If you die or incur a Disability prior to end of this 3-month period, expires earlier of (i) original expiration date, or (ii) 1 year after death or Disability.

Involuntary termination other than for death, Disability or retirement at or after age 72	Unvested Option forfeited as of termination.

Expires earlier of (i) original expiration date, or (ii) 3 years after termination. If you die or incur a Disability prior to end of this 3-year period, expires earlier of (i) original expiration date, or (ii) later of 3 years after termination or 1 year after death or Disability.

8.

Change in Control. In the event of a Change in Control, any portion of the Option that has not vested as of the date of Change in Control will immediately become exercisable in full.If your service as a director of the Company terminates for any reason following a Change in Control, that termination will be treated as a retirement from the Board of Directors at or after age 72 for purposes of Section 7 above.

9.

Withholdings. The Company will have the right, prior to the issuance or delivery of any Shares in connection with the exercise of the Option, to withhold or demand from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.

10.

Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

11.

Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee may, in its sole discretion, adjust the number and kind of Shares covered by the Option, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Option. Any such determinations and adjustments made by the Committee will be binding on all persons.

12.

Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

13.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities.You agree not to sell Shares (including by using the Company’s “cashless exercise” program for the Option, or any successor program) at any time when you possess material nonpublic information with respect to the Company or when doing so would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realize on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14.

Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Board of Directors and the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement.In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement.By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

15.

Acceptance of Award. By accepting the Award, you agree to be bound by the terms and conditions of this Agreement and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of employment with the Company or of your normal or expected compensation or benefits package for purposes of any benefit plan of the Company (except as otherwise expressly provided in a written agreement you have entered into with the Company).

16.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue as a member of the Board of Directors of the Company or will prejudice the rights of the Board of Directors or shareowners of the Company with respect to your nomination and election.Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

17.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

18.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

19.

Choice of Law. You and the Company agree that the validity, performance, interpretation and other incidents of this Agreement shall be governed by the internal substantive law of the State of Delaware, to the extent not superceded by applicable Federal law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree to the following:(i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement; the Plan; all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded. You will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan unless you contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date of this Agreement.

Honeywell International Inc.

Name:
Title: